Exhibit 10.11

January 16, 2004

VIA FACSIMILE NO.: (301) 765-3465

Lawrence S. Winkler

Re: Employment Offer

Dear Larry:

On behalf of InPhonic, I am pleased to extend an offer of regular, full-time employment for the position of Executive Vice President of Finance and Chief Financial Officer of InPhonic, Inc. (“InPhonic”). In your position, you shall report directly to Mr. David Steinberg, the Chief Executive Officer of InPhonic.

The annual compensation is two hundred twenty-five thousand dollars ($225,000). You will be eligible for an annual targeted bonus opportunity of fifty percent (50%), subject to your achieving certain annual performance goals as shall be defined and agreed upon by you and Mr. Steinberg within the first ninety (90) days of your employment. As a condition of employment, you will be asked to sign InPhonic’s Proprietary Information and Inventions Agreement. This offer is further contingent upon a satisfactory background check.

Upon joining InPhonic, you will be eligible to participate in InPhonic’s benefit programs. The terms of your participation will be the same as other similar level Executive Officer employees of InPhonic (specifically, paid health benefits, paid parking, 401(k) plan, three (3) weeks vacation, and health club membership).

You will be granted options to purchase one million (1,000,000) shares of the common stock of InPhonic, at an exercise price of $1.96. Such options shall be subject to the approval of the Board of Directors and shall be provided pursuant to InPhonic’s 1999 InPhonic Stock Option Plan (provided, however, such shall allow for a three (3) year vesting schedule with the first thirty-three percent (33%) vesting upon the expiration of the first twelve (12) months of your employment with the remainder quarterly vesting thereafter) and shall, to the fullest extent provided by law and regulation, be treated as incentive stock options.

It is my understanding that your start date will be Monday, January 19, 2004. On your first day please plan on arriving at our office, 1010 Wisconsin Avenue, Suite 600, by 9:00 a.m. to meet with Mr. Steinberg. In addition, please bring an original document or documents that establish identity and employment eligibility as required by federal law. Please contact me for a complete listing of acceptable forms of identification.

Please indicate below your acceptance of the above terms of employment. Employment at InPhonic is at-will. This means that either you or InPhonic may terminate your employment at any time and for any reason. Nothing in this offer or otherwise, unless signed by Mr. Steinberg, shall change this status. Notwithstanding the foregoing, InPhonic shall act in good faith to negotiate and execute an employment agreement with you within the first ninety (90) days from your start date. Such agreement shall include, in addition to the standard terms and conditions customary to such an agreement, provisions defining and allowing for termination for cause, termination without cause, and severance.

If you choose to accept our offer under the terms described above, please return the original signed copy of this letter to my attention either personally or via facsimile at (202) 333-8280.

We look forward to your joining the InPhonic team. If you should have any questions, please feel free to contact me at (202) 333-0001.

Best regards,

/s/ Walter W. Leach

Walter W. Leach

Corporate Counsel

I accept the position under the terms of employment as described above:

/s/ Lawrence S. Winkler

Lawrence S. Winkler